Exhibit 99.1

ExcelFin Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

San Francisco, CALIFORNIA, October 20, 2021 – ExcelFin Acquisition Corp. (Nasdaq: XFIN) (the “Company”) announced today the pricing of its initial public offering (“IPO”) of 20,000,000 units at price of $10.00 per unit. The units are expected to be listed on The Nasdaq Global Market (“NASDAQ”) and trade under the ticker symbol “XFINU” beginning on October 21, 2021. Each unit issued in the IPO consists of one share of Class A Common Stock of the Company and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A Common Stock of the Company at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Company’s shares of Class A Common Stock and warrants are expected to be listed on the NASDAQ under the symbols “XFIN,” and “XFINW,” respectively.

The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the IPO price to cover over-allotments, if any.

The offering is expected to close on or about October 25, 2021, subject to customary closing conditions.

UBS Investment Bank is acting as the sole book-running manager in the offering. Exos Securities LLC and KeyBanc Capital Markets are acting as co-managers in the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on October 20, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus, when available, may be obtained for free from the offices of UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ExcelFin Acquisition Corp.

ExcelFin Acquisition Corp. is a newly incorporated blank check company formed as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Such forward-looking statements include the successful consummation of the Company’s initial public offering or exercise of the underwriters’ over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.